Exhibit 4(d)12
EXHIBIT A
TO
TRUST INDENTURE
DEFINITIONS
As used in the Basic Documents (as defined below), the following terms shall have the following meanings (such definitions to be applicable to both singular and plural forms of the terms defined):
“Additional Notes” means the Notes issued from time to time under Section 12.2, and as provided in Section 2, of the Trust Indenture.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, the term “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Assigned Agreement” means a Nuclear Fuel Contract which has been assigned to Lessor in the manner specified in Section 4 of the Fuel Lease pursuant to a duly executed and delivered Assignment Agreement. The term “Assigned Agreement” shall include a Partially Assigned Agreement.
“Assignee” means each Person to which any part of Lessor’s rights or interest under the Fuel Lease shall at the time be assigned, conditionally or otherwise, by Lessor, as contemplated by Section 26 thereof (including, without limitation, the Indenture Trustee).
“Assignment Agreement” means an assignment agreement substantially in the form of Schedule F-1 or F-2 to the Fuel Lease.
“Atomic Energy Act” means the Atomic Energy Act of 1954, as from time to time amended.
“Available” means at any time collected funds in a bank account which are not provisional or subject in any manner to charge-back and which are not subject to any writ, judgment, warrant of attachment, execution or similar process.
“Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or state law for the relief of debtors.
“Basic Documents” includes the Fuel Lease, the Note Purchase Agreements, Trust Indenture, Series A Notes, the Louisiana Collateral Documents, the Assigned Agreements, the Assignment Agreements, the Trust Agreement, each Bill of Sale, and other agreements related or incidental thereto identified therein as one of the “Basic Documents” and approved by Lessee and Note Purchasers. The Basic Documents shall also include all Additional Notes, if any, issued under and in accordance with the Trust Indenture and Note Purchase Agreements or revolving or other credit agreements relating to the issuance and purchase of Additional Notes.

“Basic Rent” means, for any Basic Rent Period, the sum of (a) that portion of the Quarterly Financing Charge not allocated to Fuel Costs pursuant to the Fuel Lease plus (b) the Burn-Up Charge as shown on the Basic Rent Schedule for such Basic Rent Period.
“Basic Rent Payment Date” means, for any Basic Rent Period, the last Business Day of the calendar month following such Basic Rent Period, except that, if such Basic Rent Period terminates on a Settlement Date, the Basic Rent Payment Date for such Basic Rent Period shall be such Settlement Date.
“Basic Rent Period” means each of the periods (a) commencing on, in the case of the first such period, the Effective Date and, in the case of each succeeding period, the first day following the immediately preceding Basic Rent Period and (b) ending on the earliest of (i) the last day of any Calendar Quarter or (ii) the Settlement Date.
“Basic Rent Schedule” means an instrument substantially in the form of Annex I to Schedule B to the Fuel Lease, which is to be used by Lessee to calculate Basic Rent for each Basic Rent Period.
“Bill of Sale” means a bill of sale substantially in the form of either Schedule C or E to the Fuel Lease, pursuant to which title to all or any portion of the Nuclear Fuel is transferred to Lessor or to Lessee.
“Burn-Up Charge” means, with respect to any Nuclear Fuel, the Fuel Cost of that portion of such Nuclear Fuel consumed during the relevant period, shown as Burn-Up Charge in Item 7 on the Basic Rent Schedule.
“Business Day means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in New York City are authorized by law to close.
“Calendar Quarter” means a three month period ending on the last day of any March, June, September or December.
“Called Principal” means the principal amount of any Note or portion thereof called for redemption pursuant to exercise of an optional right of redemption, if any, provided for in such Note.
“Capitalized Lease” means any and all lease obligations which are or should be capitalized on the balance sheet of the Person in question in accordance with generally accepted accounting principles and Statement No. 13 of the Financial Accounting Standards Board or any successor to such pronouncement regarding lease accounting without regard for the accounting treatment permitted or required under any applicable state or federal public utility regulatory accounting system unless such treatment controls the determination of the generally accepted accounting principles applicable to such Person.
“Charter” means the Restated Articles of Incorporation of Lessee, as amended and as the same may from time to time be amended, modified or supplemented.
“Code” means the Internal Revenue Code of 1986, as from time to time amended.
“Collateral” has the meaning set forth in the granting clauses of the Trust Indenture and includes all property of the Company described in any Collateral Agreement as comprising a part of the Collateral.
“Collateral Account” has the meaning set forth in Section 4.1 of the Trust Indenture.

“Collateral Agreements” means, collectively, the Trust Indenture, all Assignment Agreements, the Louisiana Collateral Documents and any other assignment, security agreement or instrument executed and delivered to the Indenture Trustee hereafter relating to property of the Company which is security for the Secured Obligations.
“Company” means River Bend Fuel Services, Inc., a Delaware corporation.
“Company Expense Schedule” means an instrument substantially in the form of Schedule A to the Fuel Lease, which is used by Lessor to inform Lessee of the Daily Financing Charges for each Basic Rent Period.
“Company Representative” means the persons at the time designated to act on behalf of the Company by written certificate furnished to Lessee and the Indenture Trustee containing the specimen signature of such person and signed on behalf of the Company by the President, or any Vice President, of the Company. Such certificate may designate an alternate or alternates. The Company Representative may be an employee of the Owner Trustee.
“Credit Party” means (a) each Noteholder and Debentureholder, (b) the Indenture Trustee under the Louisiana Collateral Documents and (c) the Indenture Trustee.
“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
“Daily Financing Charge” means, for any calendar day (whether or not a Business Day), the sum of:
(a)an accrual for such day of (i) all interest expense with respect to all outstanding Notes and all outstanding indebtedness or liability incurred or owed by Lessor pursuant to the Basic Documents and (ii) all commitment, standby, letter of credit and facility fees (whether or not paid), if any, incurred or owed by Lessor pursuant to the Basic Documents, and

(b)the amounts paid or due and payable by Lessor with respect to the transactions contemplated by the Basic Documents on such day for the following other fees, costs, charges and expenses incurred or owed by Lessor under or in connection with the Fuel Lease or the other Basic Documents: (i) fees and expenses of any Placement Agent for the Notes, (ii) legal, printing, reproduction and closing fees and expenses, (iii) auditors’, accountants’ and attorneys’ fees and expenses, (iv) rating agencies’ fees, (v) franchise taxes and income taxes, and (vi) any other fees and expenses incurred by Lessor under or in respect of the Basic Documents.

Any figure used in the computation of any component of the Daily Financing Charge shall be stated to ten decimal places.
“Debentures” means those debentures designated as 7 1/4% Convertible Debentures due September 1, 1992, which were issued by Lessee pursuant to the Debenture Indenture which are outstanding (as defined in such Debenture Indenture) at the time in question.
“Debenture Indenture” means the indenture between Lessee and Chemical Bank, as Trustee, dated September 1, 1977, pursuant to which the Debentures were issued, as in effect from time to time.

“Debenture Indenture Default” means any of the events specified in Section 8.1 of the Debenture Indenture, whether or not any requirements for notice or lapse of time or other condition has been satisfied.
“Debenture Indenture Obligations” means the principal of, premium, if any, and interest on the Debentures and all other costs, fees and expenses and amounts required to be paid by Lessee on or with respect to the Debentures or under the Debenture Indenture.
“Debenture Trustee” means the person then acting as trustee under the Debenture Indenture, and its permitted successors.
“Debentureholders” means the holders of the then outstanding Debentures.
“Default” means any of the events specified in Section 9.1 of the Trust Indenture, whether or not any requirement for notice or lapse of time or other condition has been satisfied.
“Disclosure Documents” means the following documents, each in the form distributed to the Note Purchasers:
a.The Private Placement Memorandum of Merrill Lynch Capital Markets dated November 1988 (the “Private Placement Memorandum”), including therein the following documents:
(i)the 1987 Annual Report to Shareholders of Lessee and its annual report on Form 10-K for the fiscal year ended 1987;

(ii)Lessee’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1988;

(iii)the periodic reports of Lessee on Form 8-K filed on January 25, 1988, February 19, 1988, April 5, 1988, June 21, 1988, July 1, 1988, November 18, 1988 and December 8, 1988, and any other periodic reports of Lessee filed with the Securities and Exchange Commission which have been delivered to the purchasers of the Series A Notes before their execution and delivery of the Note Purchase Agreements relating to the Series A Notes;

(iv)the 1977-1987 Financial and Statistical Report of Lessee;

(v)the Proxy Statement for the 1988 Annual Meeting of Shareholders of Lessee; and

(vi)the press release disclosing the Lessee’s 1988 earnings, if delivered to the purchasers of the Series A Notes before the closing under the related Note Purchase Agreements; and

b.The Addendum to the Private Placement Memorandum dated November 16, 1988.

“Discounted Value” shall mean, with respect to the Called Principal of any Note which makes reference to the Yield-Maintenance Premium, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Redemption Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.
“Effective Date” means the date upon which the closing conditions specified in the Note Purchase Agreements relating to the Series A Notes are satisfied or waived and the Series A Notes are authenticated and delivered by the Indenture Trustee.
“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.
“Event of Default” has the meaning specified therefor in Section 9.1 of the Trust Indenture.
“Excepted Payments” means any indemnity, expense, or other payment which by the terms of any of the Basic Documents shall be payable to the Trustor for its own account or to the Owner Trustee for its own account.
“Expiration Date” shall mean the earlier of the following:
a.such time as all of the Notes and all other obligations of the Company shall have been paid or satisfied; or

b.such time as the Settlement Date shall have occurred;

provided, however, that in no event shall the Expiration Date be later than January 31, 2039.
“Federal Energy Regulatory Commission” means the independent regulatory commission of the Department of Energy of the United States Government existing under the authority of the Department of Energy Organization Act, as amended, or any successor organization or organizations performing any identical or substantially identical licensing and related regulatory functions.
“Financing Costs” means (a) interest and premium, if any, on the Notes, (b) fees and other amounts owing to any Credit Party or any purchasers of Notes under the Basic Documents or to the Owner Trustee under the Trust Agreement, (c) legal fees and disbursements and other amounts referred to in Section 7.7 of the Trust Indenture, (d) fees and expenses of any Placement Agent for the Notes, (e) auditing expenses in connection with the financial statements of the Company provided for in the Basic Documents, (f) discounts, premiums, fees, charges or expenses charged by any purchaser of Notes upon issuance thereof, (g) legal, accounting and other fees and expenses incurred by Lessee and/or Company in connection with the preparation, execution and delivery of Basic Documents, issuance of the Series A Notes, or issuance of Additional Notes, (h) commitment fees, standby fees, revolving credit charges, and other fees and charges incurred with respect to the issuance or subsequent borrowing arrangements associated with Additional Notes, and (i) such other reasonable fees and expenses of the Owner Trustee and the Company as they may be entitled to under the Basic Documents.
“First Mortgage Bond Indenture” means the Indenture dated as of September 1, 1926 from the Lessee to Central Hanover Bank and Trust company (now Manufactures Hanover Trust Company), as trustee, as the same has been or may be from time to time amended, modified or supplemented.
“Force Majeure” shall mean any reason or cause reasonably beyond the party’s control and not attributable to its neglect, including but not limited to strike, stoppage in labor, failure of contractors or suppliers of materials, riot, fire, flood, ice, invasion, civil war, insurrection, military or usurped power, order of any court granted in any bona fide adverse legal proceeding or action, order of any civil or military authority (either de facto or de jure), failure or delay of action by any regulatory or governmental agency or authority, explosion, act of God or public enemies, failure or malfunction of system facilities, unscheduled outage of generating units or transmission facilities and any other reason or cause, whether or not similar or dissimilar to the reasons and causes mentioned which are reasonably beyond the party’s control and not attributable to its neglect; provided, however, that the party suffering any such delay or prevention of performance shall use due and, in its judgment, practicable diligence to remove the cause(s) hereof; and provided, further, that the party shall not be required by the foregoing provisions to settle a strike affecting it except when, according to its own best judgment, such a settlement seems advisable, or to accept conditions or terms with respect to any governmental or regulatory action which are unacceptable to it in its sole discretion; and provided further that lack of funds or delay (other than delay caused by third party intervenors) in obtaining or failure to obtain any necessary regulatory or governmental agency or authority to issue securities to obtain funds shall not be deemed a cause beyond the control of Lessee.
“Fuel Cost” means, for any Nuclear Fuel, the sum of (i) the aggregate amount paid by Lessor for such Nuclear Fuel, including (a) sales, use, property, storage and other similar taxes, (b) any payments with respect thereto made pursuant to Nuclear Fuel Contracts or a portion thereof which are Assigned Agreements for the mining, milling, conversion, enrichment, design, fabrication, installation, delivery, redelivery, containerization, transportation, insuring, storage, processing or other direct costs with respect to acquiring, owning, or preparing such Nuclear Fuel through all stages of its Nuclear Fuel Cycle, including advance or progress payments under such Nuclear Fuel Contracts, and (c) consultant (legal, accounting and engineering), administrative and other costs associated with such Nuclear Fuel (including the financing thereof pursuant to the Basic Documents), plus (ii) amounts allocated to the Fuel Cost of such Nuclear Fuel pursuant to subsection 5(b) of the Fuel Lease.
“Fuel Lease” means the Fuel Lease dated as of February 7, 1989 between Lessor and Lessee, as the same may from time to time be amended, modified or supplemented.
“Fuel Management” means the design of, contracting for, establishing the price and terms of acquisition of, management, movement, removal, disengagement, storage and other activities in connection with the acquisition, utilization, storage and disposal of the Nuclear Fuel.
“Fuel Schedule” means an instrument substantially in the form of Schedule D to the Fuel Lease including, unless otherwise indicated, all Annexes thereto.
“Generating Facilities” shall mean River Bend Unit 1 of Lessee.
“granting clauses” means the portion of the Trust Indenture prior to Section 1, beginning with the statement of consideration.
“Heat Production” means the state of the Nuclear Fuel Cycle commencing with the commercial operation of a Generating Facility and during which the Nuclear Fuel in question is engaged in a reactor core at such Generating Facility.
“Hereof”, “herein”, “hereunder” and words of similar import when used in a Basic Document refer to such Basic Document as a whole and not to any particular section or provision thereof.
“Impositions” means all payments required by public or governmental authority in respect of any property subject to the Fuel Lease or any transaction pursuant to the Fuel Lease or any right or interest held by virtue of the Fuel Lease.

“Indebtedness” means, with respect to the Company, (i) all items (including, without limitation, Capitalized Leases but excluding stockholders’ equity and minority interests) which in accordance with generally accepted accounting principles should be reflected on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined; (ii) all obligations and liabilities (whether or not reflected upon such balance sheet) secured by any Lien existing on the property held subject to such Lien, whether or not the obligation or liability secured thereby shall have been assumed: and (iii) all guarantees (whether or not reflected on such balance sheet); provided, however, that the term “Indebtedness” shall not include deferred taxes.
“Indebtedness for Borrowed Money” means (a) all indebtedness, obligations and liabilities for borrowed money or constituting the deferred purchase price of property or services, (b) all obligations in respect of Capitalized Leases, and (c) any and all guarantees, endorsements (other than for collection in the ordinary course of business) and contingent obligations in respect of any indebtedness, obligations or other liabilities of the type described in clauses (a) and (b) of this definition.
“Indenture Trustee” means the institution designated as such in the Indenture and its permitted successors.
“Insurance Requirements” means all terms of any insurance policy or indemnification agreement covering or applicable to any Nuclear Fuel and all the requirements of the issuer of any such policy or agreement necessary to keep such insurance or agreements in force, and all orders, rules, regulations and other requirements of the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, or any other regulatory body at any time exercising similar functions with respect to electric utility properties, which are applicable to or affect any of the Generating Facilities, any of the Nuclear Fuel or any operation, use or condition of any thereof.
“Interest Payment Date” means, with respect to the Notes, the dates specified for the payment of interest in the respective Notes.
“Interest Record Date” means the date 15 days prior to the next succeeding Interest Payment Date.
“Investment Company Act” means the Investment Company Act of 1940, as from time to time amended.
“Joint Ownership Agreement” means the Joint Ownership Participation and Operating Agreement, River Bend Unit 1 Nuclear Plant, dated August 28, 1979, among Lessee, Cajun Electric Power Cooperative, Inc. and Sam Rayburn G&T Inc., as the same may from time to time be amended, modified or supplemented.
“Lease Default” means any of the events specified in Section 19 of the Fuel Lease, whether or not any requirement for notice or lapse of time or other condition has been satisfied.
“Lease Event of Default” has the meaning specified therefor in Section 19 of the Fuel Lease.
“Legal Requirements” means all requirements having the force of law applicable at any time to any or all of the Generating Facilities, any of the Nuclear Fuel, any transaction pursuant to the Fuel Lease or any right or interest held by Lessor or Lessee pursuant to the Fuel Lease.
“Lessee” has the meaning specified therefor in the introduction to the Fuel Lease.

“Lessee Representative” means a person at the time designated to act on behalf of Lessee by a written instrument furnished to the Company and the Indenture Trustee containing the specimen signature of such person and signed on behalf of Lessee by any of its officers. The certificate may designate an alternate or alternates. A Lessee Representative may be an employee of Lessee or of the Owner Trustee.
“Lessee’s Letter Agreement” means any letter agreement furnished by Lessee in connection with the issuance of any Notes by the Company, and shall include the “Lessee’s Letter Agreement” referred to in Section 4.2.1 of the Note Purchase Agreements relating to the Series A Notes.
“Lessor” has the meaning specified therefor in the introduction to the Fuel Lease.
“Lessor’s Bill of Sale” means an instrument substantially in the form of Schedule E to the Fuel Lease.
“Lien” means any mortgage, pledge, lien, security interest title retention, charge or other encumbrance of any nature whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to execute and deliver any financing statement under the Uniform Commercial Code of any jurisdiction).
“Louisiana Collateral Documents” means collectively the Collateral Chattel Mortgage, dated February 6, 1989, delivered by the Company and Lessee, the Collateral Chattel Mortgage Note dated February 6, 1989 delivered by the Company and Lessee, the Notice of Security Interest (Chattel Mortgage Records) dated February 6, 1989 delivered by the Company and Lessee, and the Pledge and Pawn of Collateral Chattel Mortgage Note dated February 6, 1989, delivered by the Company and Lessee to the Indenture Trustee, and any periodic supplements thereto, as the same may from time to time be amended, modified or supplemented.
“Manufacturer” means any supplier of Nuclear Fuel (including but not limited to Delta Fuel Services Corporation and the Lessee) or of any service (including without limitation, enrichment, fabrication, financing, transportation, storage, and processing) in connection therewith, or any agent or licensee of any such supplier.
“Maturity Date” shall mean with respect to each Note the final date specified in the Note for payment of all principal, interest and other amounts owing thereon.
“Maximum Outstanding Notes Limit” has the meaning specified therefor in Section 2.1 of the Trust Indenture.
“Note Purchasers” means the Persons purchasing Notes upon original issuance of such Notes.
“Noteholders” means collectively the holders of the then outstanding Notes and their assigns.
“Notes” means the promissory notes issued by the Company from time to time under and in accordance with the terms, provisions and limitations of the Trust Indenture, and shall include the Series A Notes and the Additional Notes.
“Note Purchase Agreements” means (i) the several but identical (except for the name of the purchaser) Note Agreements, each dated as of February 7, 1989, relating to the issue and sale by the Company of its Intermediate Term Secured Notes, Series A, as from time to time in effect, and (ii) any similar agreements hereafter entered into by the Company relating to the issue and sale of its Notes pursuant to this Trust Indenture.

“Note Purchase Agreement Obligations” means the principal of, premium, if any, and interest on the Notes and all other costs, fees and expenses and amounts required to be paid by the Company on or with respect to the Notes or under the Note Purchase Agreements.
“Nuclear Fuel” means those items which have been purchased by or on behalf of Lessor for which a duly executed Fuel Schedule has been delivered to Lessor and which continue to be subject to the Fuel Lease consisting of (i) the items described in such Fuel Schedules and each of the components thereof in the respective forms in which such items exist during each stage of the Nuclear Fuel Cycle, being substances and materials which, when fabricated and assembled and loaded into a nuclear reactor, are intended to produce heat through the fission process, together with all replacements thereof and additions thereto and (ii) the substances and materials underlying the right, title and interest of Lessee under any Nuclear Fuel Contract assigned to Lessor pursuant to the Fuel Lease.
“Nuclear Fuel Contract” means any contract, as from time to time amended, modified or supplemented, entered into by Lessee with one or more Manufacturers relating to the acquisition of Nuclear Fuel or any service in connection with the Nuclear Fuel and assigned to Lessor pursuant to the Fuel Lease as an Assigned Agreement.
“Nuclear Fuel Cycle” means the various stages in the process, whether physical or chemical, by which the component parts of the Nuclear Fuel are designed, mined, milled, processed, converted, enriched, fabricated into assemblies utilizable for heat production, loaded or installed into a reactor core, utilized, disengaged, stored and disposed, together with all incidental processes with respect to the Nuclear Fuel at any such stage.
“Nuclear Regulatory Commission” means the independent regulatory commission of the United States Government existing under the authority of the Energy Reorganization Act of 1974, as amended, or any successor organization or organizations performing any identical or substantially identical licensing and related regulatory functions.
“Officers Certificate” means, with respect to any corporation, a certificate signed by the President or any Vice President and the Treasurer or any Assistant Treasurer of such corporation, and with respect to any other entity, a certificate signed by two individuals generally authorized to execute and deliver contracts on behalf of such entity.
“Opinion of Counsel” means a written opinion of counsel who is acceptable to the Indenture Trustee, or where it is stated as being an opinion of counsel of a particular party, who is acceptable to such party. The counsel may be counsel to the Owner Trustee, the Company, the Indenture Trustee or Lessee.
“Outstanding” when used with reference to Debentures, or “Debentures Outstanding” shall have the meaning ascribed thereto in the Debenture Indenture.
“Outstanding” when used with reference to Notes, or “Notes Outstanding” means all Notes which have been authenticated and delivered by the Indenture Trustee under the Trust Indenture, except the following:
a.Notes cancelled or purchased by the Company or delivered to the Indenture Trustee for cancellation.

b.Notes that have become due (at maturity or on redemption, acceleration or otherwise) and for the payment, including interest accrued to the due date, of which sufficient moneys are held by the Indenture Trustee.

c.Notes in lieu of which others have been authenticated under Section 2.5 of the Trust Indenture (relating to registration and exchange of Notes) or Section 2.6 of the Trust Indenture (relating to mutilated, lost, stolen, or destroyed Notes).

“Outstanding Debenture Indebtedness” means, at any particular time, the aggregate principal balance remaining unpaid on the Debentures then outstanding under the Debenture Indenture.
“Outstanding Note Indebtedness” means, at any particular time, the aggregate principal balance remaining unpaid on the Notes then issued and outstanding.
“Owner Trust” means the River Bend Fuel Services Trust, a New York Trust created by the Trust Agreement.
“Owner Trust Beneficiary” means Gulf States Utilities Company.
“Owner Trust Estate” means all estate, right, title and interest of the Owner Trustee in and to the outstanding stock of the Company and in and to all monies, securities, investments, instruments, documents, rights, claims, contracts, and other property held by the Owner Trustee under the Trust Agreement; provided, however, that there shall be excluded from the Owner Trust Estate all Excepted Payments.
“Owner Trustee” means Manufacturers Hanover Trust Company, acting as trustee under and pursuant to the Trust Agreement, and its permitted successors.
“Partially Assigned Agreement” means a Nuclear Fuel Contract which has been assigned, in part but not in full, to Lessor in the manner specified in Section 4 of the Fuel Lease, pursuant to a duly executed and delivered Assignment Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA and any successor thereto.
“Permitted Liens” means:
a.the Lien of the Fuel Lease and the Lien of the Trust Indenture and the Collateral Agreements;

b.Liens permitted by Section 12 of the Fuel Lease;

c.Liens for taxes, assessments or other governmental charges not yet delinquent and remaining payable without penalty; and

d.the provisions of the Joint Ownership Agreement.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization or other business entity or any government or any political subdivision or agency thereof.

“Plan” means, with respect to any Person, any plan of a type described in Section 4021(a) of ERISA in respect of which such Person is an “employer” or a “substantial employer” as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively.
“Placement Agent” means Merrill Lynch & Co., Inc., as Placement Agent for the Series A Notes and any other person or entity subsequently acting as Placement Agent for any Additional Notes issued as provided in the Indenture.
“Prime Rate” means the rate publicly announced from time to time as the “Reference Rate” of Manufacturers Hanover. Trust Company.
“Principal Payment Date” means such dates, if any, as are specified in a Note as dates prior to maturity upon which principal payments shall be made.
“Principal Record Date” means the date 15 days prior to the next succeeding Principal Payment Date.
“Public Utility Holding Company Act” means the Public Utility Holding Company Act of 1935, as from time to time amended.
“Qualified Institution” means either a commercial bank organized under the laws of, and doing business in, the United States of America or in any State thereof, which has a combined capital, surplus and undivided profits of at least $150,000,000 having trust powers.
“Quarterly Financing Charge” means, for any Basic Rent Period, the sum of Daily Financing Charges for each day (whether or not a Business Day) during such Basic Rent Period.
“Reinvestment Yield” means, with respect to the Called Principal of any Note which makes reference to the Yield-Maintenance Premium, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Business Day next preceding the Redemption Date with respect to such Called Principal, on the display designated as “Page 678” on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Redemption Date, or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Redemption Date with respect to such Called Principal, in Federal Reserve Statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Redemption Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between reported yields.
“Related Person” means, with respect to any Person, any trade or business, (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code.
“Remaining Average Life” means, with respect to the Called Principal of any Note which makes reference to the Yield-Maintenance Premium, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the

Redemption Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note which makes reference to the Yield-Maintenance Premium, all payments of such Called Principal and interest thereon that would be due on or after the Redemption Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.
“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA and the regulations thereunder.
“Responsible Officer” means a duly elected or appointed, authorized, and acting officer, agent or representative of the Person acting.
“Restoration” means the repair, reconstruction or replacement of all or any portion of the Nuclear Fuel which has been damaged or destroyed, or affected by a Taking, as nearly as possible to the value, condition and character thereof, and in its location immediately prior to such damage, destruction or Taking, or the replacement of any assembly of the Nuclear Fuel so damaged, destroyed or affected, with Nuclear Fuel having an equivalent value and heat production capacity with only such alterations and additions as may be made at Lessee’s election and as will not diminish the usefulness and value of such Nuclear Fuel.
“Secured Obligations” means:
a.all indemnifications, costs, expenses, fees and other compensation of the Indenture Trustee provided for, and all other amounts owed to the Indenture Trustee, under this Trust Indenture,

b.all Debenture Indenture Obligations, and

c.all Note Purchase Agreement Obligations.

“Secured Parties” means the holders from time to time of (i) the Debenture Indenture Obligations and (ii) the Note Purchase Agreement Obligations.
“Securities Act” means the Securities Act of 1933, as from time to time amended.
“Series A Notes” means the Notes issued pursuant to and referred to in Section 2.1 and Section 12.1 of the Trust Indenture.
“Settlement Date” shall have the meaning specified therefor in subsection 17(d) of the Fuel Lease.
“Significant Subsidiary” shall have the meaning specified therefor in Regulation S-X promulgated by the Securities and Exchange Commission under the Securities Act, as said Regulation S-X is in effect on the date hereof.
“Single Employer Plan” means any Plan which is not a multi-employer plan as defined in Section 4001(a)(3) of ERISA.
“SLV” or “Stipulated Loss Value” means, for any date as of which the same is required to be determined with respect to any Nuclear Fuel, the excess of the Fuel Cost of such Nuclear Fuel over the aggregate amount of the Burn-Up Charges received by or for the account of Lessor (as of the preceding Basic Rent Payment Date) in respect thereof.
“SLV Confirmation Schedule” means an instrument substantially in the form of Schedule B to the Fuel Lease which is to be completed by Lessee for the purpose of calculating and acknowledging the SLV at the end of each Basic Rent Period.
“Special Payment” shall have the meaning specified therefor in Section 3(b) of the Fuel Lease.
“Taking” means a loss of the title to, ownership of or use and/or possession of Nuclear Fuel, or any interest therein or right accruing thereto, as the result of or in lieu or in anticipation of the exercise of the rights of condemnation or eminent domain pursuant to any law, general or special, or by reason of the temporary requisition of the use of Nuclear Fuel by any governmental authority, civil or military.
“Terminating Event” shall have the meaning specified therefor in Section 17(a) of the Fuel Lease.
“Termination Rent” means an amount which, when added to the Stipulated Loss Value then payable by Lessee pursuant to Section 17(d) or Section 19(b) of the Fuel Lease, as the case may be, together with funds available to Lessor from the Collateral Account, will be sufficient to enable Lessor (i) to retire, at their respective maturities, all of Lessor’s then outstanding obligations under (A) all Note Purchase Agreements, including all Notes issued pursuant thereto, and (ii) to pay all charges, premiums and fees owed to all holders of Notes under the Note Purchase Agreements applicable thereto and to any Assignees thereof.
“Transferee” shall have the meaning given such term in Section 13 of the Trust Agreement.
“Trust Agreement” means the Trust Agreement dated as of February 7, 1989 between United States Trust Company of New York as Trustor and Manufacturers Hanover Trust Company as the Owner Trustee thereunder, as the same may be amended, modified or supplemented from time to time.
“Trust Indenture” or “Indenture” means the Trust Indenture dated as of February 7, 1989 between the Company and the Indenture Trustee, as the same may from time to time be amended, modified or supplemented.
“Trustor” means the institution designated as such in the Trust Agreement and its permitted successors.
“Unavoidable Delays” means delays due to Force Majeure.
“Vendor’s Bill of Sale” means an instrument substantially in the form of Schedule C to the Fuel Lease.
“Yield-Maintenance Premium” means, with respect to any Note which makes reference to this defined term, a premium equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Redemption Date with respect to such Called Principal. The Yield-Maintenance Premium shall in no event be less than zero.